Exhibit 99.1

Havertys Reports Earnings for Second Quarter 2014

ATLANTA, GEORGIA, July 30, 2014 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share for the second quarter ended June 30, 2014 of $0.21 compared to $0.21 for the same period of 2013.  The earnings per share for the six months ended June 30, 2014 is $0.48 compared to $0.58 for the same period of 2013. The year to date earnings for 2013 included an out-of-period adjustment recorded in the first quarter which favorably impacted gross profit by $0.8 million or $0.02 per share after tax.

Clarence H. Smith, chairman, president and chief executive officer, said, "Our repositioning in key markets continues in the second half of this year with the opening of three store relocations, three new stores including one new urban scaled format, and one store closure.  Accessibility and a great shopping experience extends, and often begins, outside of our brick and mortar stores, and our website will soon feature additional tools to engage the customer in her home furnishings exploration.  We also expect to be providing quicker delivery response times and reducing our costs by receiving and maintaining certain inventory closer to the customer as a result of increased storage capacity in our Florida and Virginia distribution centers.

We believe our appealing merchandise, expanded special order capabilities, and great customer shopping and service experience are important competitive differentiators and drivers of our business.

Financial Highlights

Second Quarter 2014 Compared to Second Quarter 2013

•	As previously announced, net sales increased 2.4% to $175.1 million. Comparable store sales were up 3.2%.
•
Total written sales were up 4.7% and written comparable store sales were up 5.3%. Our stores are closed on Easter, so both of these amounts were adjusted upward 1.4% to compensate for that holiday falling in March last year and April this year.

•	Average written ticket continues to grow, up 3.6% over the comparable period and up 5.6% sequentially. The custom order portion of upholstery written sales increased 12.8%.
•	Gross profit margins increased 40 basis points to 53.8% from 53.4% as a percent of sales, in line with our expectations.
•
Selling, general and administrative costs as a percent of sales increased 70 basis points to 49.3% from 48.6%. The $3.1 million increase is primarily related to increases in warehouse and delivery costs, selling expenses such as commissions, and advertising, offset by reductions in administrative expenses.

Six Months ended June 30, 2014 Compared to Same Period of 2013

•	Net sales were virtually flat in 2014 compared against 2013. Comparable store sales were up 1.1%. Average written ticket increased 4.4%.
•	Gross profit margins, excluding the impact of the first quarter adjustment in 2013 noted above, increased 40 basis points to 53.8% from 53.4% as a percent of sales.
•
Selling, general and administrative costs as a percent of sales increased 110 basis points to 48.7% from 47.6% due to the deleveraging of the fixed and discretionary costs in advertising, warehouse and delivery, primarily in the first quarter.

•	We closed one store and expanded one showroom in the first half of 2014. Our retail store count at June 30, 2014 was 118 versus 119 at June 30, 2013.

NEWS RELEASE - JULY 30, 2014    Page 2

Expectations and Other

•	Total written sales for the third quarter to date of 2014 are up approximately 2.8% over the same period last year and written comparable store sales are up approximately 3.3%.
•	We expect that gross profit margins for the second half of 2014 will be similar to that achieved in the first half of the year.
•
Fixed and discretionary type expenses within SG&A costs for the full year 2014 are expected to be approximately $232 million to $233 million versus the $224 million for the same costs in 2013.  Approximately $112 million of these expenses were incurred in the first half of 2014 versus $110 million last year.  The variable type costs within SG&A for the full year of 2014 are anticipated to be approximately 17.2% as a percent of sales, with such expenses having run at a 17.4% rate in the first half.

•	Selling square footage is estimated to increase 2.0% during 2014 based on three new stores, three store relocations, one expansion, and two closures. The store count at the end of 2014 should be 120.

NEWS RELEASE - JULY 30, 2014 Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$175,132	$171,114	$356,869	$357,204
Cost of goods sold	80,988	79,803	164,863	165,585
Gross profit	94,144	91,311	192,006	191,619
Credit service charges	71	76	151	162
Gross profit and other revenue	94,215	91,387	192,157	191,781

Expenses:
Selling, general and administrative	86,266	83,197	173,940	169,859
Interest, net	218	277	490	555
Provision for doubtful accounts	85	32	133	45
Other (income) expense, net	(166)	15	(174)	6
	86,403	83,521	174,389	170,465

Income before income taxes	7,812	7,866	17,768	21,316
Income tax expense	2,983	3,036	6,810	8,226
Net income	$4,829	$4,830	$10,958	$13,090

Basic earnings per share:
Common Stock	$0.21	$0.22	$0.49	$0.59
Class A Common Stock	$0.20	$0.20	$0.46	$0.56

Diluted earnings per share:
Common Stock	$0.21	$0.21	$0.48	$0.58
Class A Common Stock	$0.20	$0.20	$0.46	$0.55

Basic weighted average shares outstanding:
Common Stock	20,454	19,807	20,307	19,654
Class A Common Stock	2,162	2,614	2,259	2,682

Diluted weighted average shares outstanding:
Common Stock	22,940	22,791	22,934	22,754
Class A Common Stock	2,162	2,614	2,259	2,682

Cash dividends per share:
Common Stock	$0.0800	$0.0400	$0.1600	$0.0800
Class A Common Stock	$0.0750	$0.0375	$0.1500	$0.0750

NEWS RELEASE - JULY 30, 2014 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2014	December 31, 2013	June 30, 2013
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$87,843	$83,185	$52,260
Restricted cash and cash equivalents	8,017	7,016	7,015
Accounts receivable	6,730	8,172	8,290
Inventories	94,799	91,483	97,738
Prepaid expenses	7,983	6,494	7,711
Other current assets	2,299	4,349	5,263
Total current assets	207,671	200,699	178,277

Accounts receivable, long-term	709	832	825
Property and equipment	203,643	189,242	191,917
Deferred income taxes	13,153	13,253	24,002
Other assets	15,116	13,829	4,116
Total assets	$440,292	$417,855	$399,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$19,385	$21,810	$20,370
Customer deposits	27,277	19,008	22,643
Accrued liabilities	30,746	36,338	30,009
Deferred income taxes	-	-	6,595
Current portion of lease obligations	1,537	959	929
Total current liabilities	78,945	78,115	80,546

Lease obligations, less current portion	29,353	16,196	16,988
Other liabilities	26,072	25,280	29,511
Total liabilities	134,370	119,591	127,045

Stockholders' equity	305,922	298,264	272,092
Total liabilities and stockholders' equity	$440,292	$417,855	$399,137

NEWS RELEASE - JULY 30, 2014 Page 5
HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,958	$13,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,960	10,486
Share-based compensation expense	1,767	2,038
Provision for doubtful accounts	133	45
Other	553	448
Changes in operating assets and liabilities:
Accounts receivable	1,432	1,364
Inventories	(3,316)	(836)
Customer deposits	8,269	1,680
Other assets and liabilities	328	(4,267)
Accounts payable and accrued liabilities	(8,017)	(11,071)
Net cash provided by operating activities	23,067	12,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,699)	(10,225)
Restricted cash and cash equivalents	(1,001)	(2)
Other	406	6
Net cash used in investing activities	(12,294)	(10,221)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(462)	(437)
Dividends paid	(3,593)	(1,776)
Proceeds from exercise of stock options	-	623
Taxes on vested restricted shares	(2,060)	(2,456)
Net cash used in financing activities	(6,115)	(4,046)
Increase (decrease) in cash and cash equivalents during the period	4,658	(1,290)
Cash and cash equivalents at beginning of period	83,185	53,550
Cash and cash equivalents at end of period	$87,843	$52,260

NEWS RELEASE - JULY 30, 2014 Page 6

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 118 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Thursday, July 31, 2014 at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 12:00 p.m. EDT through Thursday, August 7, 2014. The number to access the telephone playback is 1-888-203-1112 (replay passcode:  7322378#).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys